EXHIBIT 99.1

Asconi Receives Delisting Notice from AMEX

ORLANDO, Fla., October 26 /Businesswire/ — Asconi Corporation (Amex: ACD), an Eastern European producer of wines and spirits, today announced that on October 20, 2005, it received notice from the American Stock Exchange (“AMEX”) that AMEX Staff (“Staff”) has determined to proceed to strike the listing of the Company’s securities from the AMEX in accordance with Section 1009(d) of the AMEX Company Guide.

The Staff’s foregoing determination followed the Company’s October 3, 2005 request for an oral hearing before an AMEX Panel to appeal the Staff’s delisting determination dated September 27, 2005. Notwithstanding the Company’s appeal request, pursuant to Section 1203 of the AMEX Company Guide, the Staff deemed the Company to have waived its opportunity to request an oral hearing before the Panel due to the Company’s partial payment of its outstanding fees owed to the AMEX.

The Company expects the Staff to initiate the delisting proceedings to remove the Company’s securities from listing on the AMEX within several days. Upon delisting, the Company’s securities will be quoted in the Pink Sheets. The Company may also seek quotation of its securities on the OTC Bulletin Board if and when it regains currency in the public reporting. The Company will disseminate the information regarding the new trading symbol once it is available.

The Company disclosed its previous AMEX notices and circumstances relating to current listing deficiency in its Current Reports on Form 8-K filed with the SEC on August 30 and October 3, 2005.

Readers of this press release are urged to carefully read the Company’s public announcements and regulatory filings with the Securities and Exchange Commission, including the press releases dated August 30, September 7 and October 3, 2005 as well as the Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 30 and October 3, 2005.

About Asconi Corporation

Asconi Corporation (Amex: ACD - News) is a producer and distributor of wines and spirits in Eastern Europe. For more information, please visit http://www.asconi.com.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports of documents the Company files periodically with the SEC.